Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER RESULTS

•Net sales of $4.2 billion were the highest second quarter sales in over a decade, up 29% versus 2020 and up 5% compared to 2019 pre-COVID levels

•Second quarter comparable sales increased 12% versus 2019

•Reported earnings per share for the quarter were $0.67, and $0.70 on an adjusted basis

•Reported operating margin for the quarter was 9.7%, and 10.2% on an adjusted basis

•Company raising full year outlook for sales, operating margin, and earnings per share
•Sales growth of about thirty percent versus 2020
•Reported operating margin of about 7.0%; Adjusted operating margin of about 7.5%
•Reported earnings per share range of $1.90 - $2.05; Adjusted earnings per share range of $2.10 - $2.25

SAN FRANCISCO – August 26, 2021 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., reported second quarter fiscal year 2021 diluted earnings per share of $0.67. Excluding charges primarily associated with strategic changes to its operating model in Europe, adjusted earnings per share were $0.70. The company raised its full year reported diluted earnings per share guidance to be in the range of $1.90 to $2.05, and $2.10 to $2.25 on an adjusted basis.

"Our talented teams delivered our highest second quarter net sales in over a decade. Our strategy is driving growth as evidenced by continued strength at Old Navy and Athleta, Gap Brand’s second consecutive quarter of positive 2-year comparable sales in North America, and momentum gaining at Banana Republic. Stepped-up marketing investments, improved brand management, and technology enhancements are paying off as our brand power cuts through,” said Sonia Syngal, CEO, Gap Inc. “I look forward to our Integrated Loyalty Program and Old Navy's inclusive shopping experience, BODEQUALITY, taking hold in the back half, both key components of our Power Plan 2023, and important drivers of long-term sustainable growth.”

Due to the impact of COVID-related store closures last year, financial comparisons for the quarter are being made primarily against 2019. Financial results for the second quarter of fiscal 2020 and 2019 can be found in the tables at the end of this press release.

This press release includes the non-GAAP measures free cash flow, adjusted operating expenses, adjusted operating income, adjusted operating margin, and adjusted earnings per share. Please see the reconciliation of these measures from the most directly comparable GAAP financial measures in the tables at the end of this press release.

Second Quarter 2021 Net Sales Results

The company’s second quarter fiscal year 2021 net sales of $4.2 billion were up 5% compared to 2019.

Strategic permanent store closures and the recent divestures of the Janie & Jack and Intermix businesses reduced net sales by approximately 8% versus 2019. In addition, the company estimates that COVID-related closures in markets outside of the U.S. resulted in approximately 2% of sales decline versus 2019.

Comparable sales were up 3% year-over-year, and up 12% versus 2019. The comparable sales calculation reflects online sales and comparable sales days for stores that were open on the same days in both the current and prior comparable period.

Net sales by brand for the second quarter were as follows:

•Old Navy Global: Net Sales were up 21% versus 2019, with Old Navy maintaining its position as the #2 apparel brand in the U.S.1 Comparable sales were flat to last year and up 18% versus 2019. A strong consumer response to the loyalty launch drove customer acquisition, propelling Old Navy's customer file to an all-time high in the quarter. As Fall approaches, the brand is leveraging its position as the #2 Kids & Baby brand this back-to-school season.1 In addition, category expansion, including the brand’s recent inclusive sizing launch, BODEQUALITY, demonstrates the brand’s focus on the Democracy of Style and positions Old Navy as one of the largest retailers to address the full size-range within the $120 billion women's apparel market.

•Gap Global: Net Sales declined 10% versus 2019, with permanent store closures resulting in an estimated 14% sales decline, and international COVID-closures driving an estimated 1% decline on a 2-year basis. Global comparable sales declined 5% year-over-year and increased 3% versus 2019. In North America, comparable sales growth of 12% on a 2-year basis was led by strength in key categories, including sleep, active and fleece. Gap’s Partner to Amplify strategy progressed during the quarter as the Gap Home partnership with Walmart launched, reaching millions of Walmart customers. Additionally, the brand completed the first Yeezy Gap Presale with the Round Jacket generating a strong response with 75% of pre-order customers being new to the brand.

•Banana Republic Global: Net Sales declined 15% versus 2019, with permanent store closures resulting in an estimated 10% sales decline, and international COVID-closures driving an estimated 1% decline on a 2-year basis. Comparable sales were up 41% year-over-year and down 5% versus 2019. Both net sales and comparable sales reflected meaningful improvement from the first quarter of 2021. Strong execution and product assortment drove brand relevance resulting in lower discounting. Moving into Fall, the brand will focus on bringing affordable luxury to consumers through an enhanced site and store experience.

•Athleta: Net Sales were up 35% versus 2019. Comparable sales grew 13% year-over-year and 27% versus 2019. Performance Lifestyle products performed well as customers went back to work and engaged in more activities while still valuing comfort. Inclusive sizing, which launched last quarter, continues to perform well, building deep customer loyalty. Additionally, partnerships with world-class athletes resulted in increased brand awareness, which now sits at 33% according to YouGov. The brand looks to build on the success of the second quarter with its launch of AthletaWell, an immersive digital platform designed to build loyalty, engagement and a community of empowered women. In addition, following next week’s launch of Athleta online in Canada, the brand will soon be opening stores in Toronto and Vancouver.

1 The NPD Group / Consumer Tracking Service / U.S. Dollar Share, 3 months ending July 2021

Gap Inc. second quarter online sales grew 65% versus the second quarter of 2019 and represented 33% of the total business. Store sales declined 11% versus the second quarter of 2019, primarily due to 11 points of impact from divestitures and strategic closures and an estimated 2 point decline due to COVID-closures outside of the U.S.

Second Quarter 2021 Additional Results:

Compared to the second quarter of fiscal 2019:

•Gross profit: $1.82 billion, an increase of $267 million or 17%.

•Gross margin: 43.3%, an increase of 440 basis points. Key drivers were:

◦Rent, Occupancy and Depreciation (ROD) leverage of 330 basis points primarily related to online growth, store closures and renegotiated rent.

◦Merchandise margin expanded 110 basis points due to strong product acceptance and lower discounting, offsetting approximately 130 basis points in higher shipping costs related to strong growth in the company’s online business.

•Operating Expenses: Reported operating expenses were $1.4 billion or 33.6% of net sales. Costs primarily related to changes in the company’s European operating model resulted in charges of $19 million. Adjusted operating expenses for the quarter were $1.4 billion or 33.1% of net sales, an increase of 260 basis points versus 2019 adjusted operating expenses. Store expense leverage of approximately 150 basis points helped to partially offset investments in demand generation, such as marketing, which drove an increase of 230 basis points versus 2019. Additionally, compensation costs increased approximately 200 basis points compared to 2019 due to improved performance. Please see the reconciliation of adjusted operating expenses, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•Operating Margin: Second quarter operating margin was 9.7%. Adjusted operating margin was 10.2%, up 190 basis points versus 2019’s second quarter adjusted operating margin. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•Tax Rate: The effective tax rate for the second quarter was 28%.

•Shares Outstanding: The company ended the quarter with 376 million shares outstanding.

•Earnings Per Share: Diluted earnings per share were $0.67. Excluding charges primarily related to changes in the company’s European operating model, adjusted diluted earnings per share were $0.70. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

•Dividends and Share Repurchases: In the second quarter, the company paid a dividend of $0.12 per share. In addition, the company repurchased $55 million of shares in the quarter, as part of its plan to repurchase up to a total of $200 million of shares in fiscal year 2021.

•Inventory: Ending inventory was up 2% compared to the second quarter of 2020. Versus the second quarter of 2019, inventory was down 2%.

•Cash Flow: The company ended the second quarter of fiscal year 2021 with $2.7 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $523 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•Capital Expenditures: Fiscal year-to-date capital expenditures were $269 million.

•Real Estate: The company ended the second quarter of fiscal year 2021 with 3,494 store locations in over 40 countries, of which 2,937 were company operated.

2021 Outlook

The company raised its reported full-year diluted earnings per share guidance to be in the range of $1.90 to $2.05. This outlook reflects charges incurred related to the divestiture of the Janie & Jack and Intermix businesses, as well as estimated charges related to strategic changes in the company’s European business. Excluding these charges, full year earnings per share on an adjusted basis are expected to be in the range of $2.10 to $2.25. The company’s full year outlook reflects the impact of expected headwinds in its global supply chain, potential inflationary pressures, and current COVID environment. The company continues to leverage the scale and strength of its advantaged platform to navigate through near-term volatility.

Net Sales: The company now expects net sales growth for fiscal year 2021 to be about 30% versus 2020. This outlook reflects lost revenue related to the company’s decision to change its European operating model, as well as the completed divestitures of its Janie & Jack and Intermix businesses.

Operating Margin: Reported operating margin is expected to be approximately 7.0%. Adjusted operating margin guidance has been increased to about 7.5%, representing accelerated progress toward the company’s objective of achieving a 10% operating margin by the end of 2023.

Effective Tax Rate: The company expects its fiscal year 2021 reported effective tax rate to be about 25%. Excluding the impact of divestiture activity and estimated charges related to strategic changes in its European business, the company expects its adjusted effective tax rate to be about 26%.

Inventory: The company expects third quarter inventory levels to be up mid-single digits relative to the third quarter of fiscal year 2020.

Capital Expenditures: The company continues to expect capital spending to be approximately $800 million in fiscal year 2021. Consistent with the company’s Power Plan 2023 strategy, capital spending will primarily support higher-return projects including digital, loyalty, and supply chain capacity projects along with investment in store growth for Old Navy and Athleta.

Real Estate: The company continues to expect to open about 30-40 Old Navy and 20-30 Athleta stores in 2021, as well as close approximately 75 Gap and Banana Republic stores in North America.

"Our strong second quarter performance, demand for our purpose-led, billion-dollar lifestyle brands, and ongoing strength of the customer gives us confidence to raise our sales and earnings outlook for the second consecutive quarter," said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “As we fuel profitable growth for the back half and beyond, we are focused on strategic expansion of addressable markets to take share, building customer lifetime value and launching new initiatives to digitally transform Gap Inc. for the future."

Webcast and Conference Call Information
Steve Austenfeld, Head of Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal year 2021 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Mr. Austenfeld will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

To access the conference call, please use the “Click to Join” link below to have the conference call you. The link becomes active 15 minutes prior to the scheduled start time.

Click to Join

If you prefer to dial in, you can join by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 3760202). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: sales growth in 2021; reported and adjusted operating margin in 2021; reported and adjusted earnings per share in 2021; our Power Plan 2023 strategy and our ability to execute against it; our investments in demand generation; Old Navy’s category expansion strategy; Athleta’s expansion into Canada; Banana Republic’s enhanced site and store experience; future share repurchases, including the potential timing and amounts thereof; the expected timing, cost and scope of the strategic review of our operating model in Europe and estimated cost impacts associated therewith; the impact of the divestiture of the Janie & Jack and Intermix businesses; operating margin in 2023; reported and adjusted effective tax rate in 2021; capital expenditures in 2021; store openings and closings in 2021; product acceptance by our customers; our key initiatives, strategies and business priorities; demand and customer spending trends; our strategic expansion into addressable markets; our use of data science to improve profitability; market share gains; sourcing optimization; our omni-channel capabilities; apparel trends; our marketing investments’ ability to attract and maintain customers; our digital transformation and its impact on our growth strategy and operating cost structure; our Gap Home venture with Walmart.com and other existing and potential future partnerships; the impact of our store closures, lease negotiations and projected online sales; rationalizing the Gap and Banana Republic brands; the impact of COVID-19 on market volatility, raw material availability and wages; rent, occupancy and depreciation leverage and its impact on 2021 gross margin; our level of SG&A spend; marketing spend in 2021; inventory growth and third quarter 2021 ending inventory; our dividend policy, including the potential timing and amounts of future dividends; Old Navy and Athleta store openings; the impact of supply chain and raw material challenges, including port congestion; our cash flows from operations; our loyalty programs, including our recently launched integrated loyalty program; our fixed cost structure; and our ability to increase productivity.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information; the overall global economic environment and risks associated with the COVID-19 pandemic; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial position or our business initiatives; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 26, 2021. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	July 31, 2021	August 1, 2020	August 3, 2019 (a)
ASSETS
Current assets:
Cash and cash equivalents	$2,375	$2,188	$1,177
Short-term investments	337	25	294
Merchandise inventory	2,281	2,242	2,326
Other current assets	1,201	882	770
Total current assets	6,194	5,337	4,567
Property and equipment, net	2,897	2,895	3,141
Operating lease assets	3,975	4,689	5,807
Other long-term assets	693	795	528
Total assets	$13,759	$13,716	$14,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,583	1,629	1,246
Accrued expenses and other current liabilities	1,252	1,124	908
Current portion of operating lease liabilities	789	856	946
Income taxes payable	27	40	34
Total current liabilities	3,651	3,649	3,134
Long-term liabilities:
Long-term debt	2,220	2,212	1,249
Long-term operating lease liabilities	4,348	5,179	5,644
Other long-term liabilities	520	423	391
Total long-term liabilities	7,088	7,814	7,284
Total stockholders' equity	3,020	2,253	3,625
Total liabilities and stockholders' equity	$13,759	$13,716	$14,043
__________
(a) Second quarter of fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended			26 Weeks Ended
($ and shares in millions except per share amounts)	July 31, 2021	August 1, 2020	August 3, 2019 (a)	July 31, 2021	August 1, 2020	August 3, 2019 (a)
Net sales	$4,211	$3,275	$4,005	$8,202	$5,382	$7,711
Cost of goods sold and occupancy expenses	2,388	2,126	2,449	4,749	3,965	4,811
Gross profit	1,823	1,149	1,556	3,453	1,417	2,900
Operating expenses	1,414	1,076	1,274	2,804	2,588	2,302
Operating income (loss)	409	73	282	649	(1,171)	598
Loss on extinguishment of debt	—	58	—	—	58	—
Interest, net	50	56	11	103	71	25
Income (loss) before income taxes	359	(41)	271	546	(1,300)	573
Income taxes	101	21	103	122	(306)	178
Net income (loss)	$258	$(62)	$168	$424	$(994)	$395
Weighted-average number of shares - basic	378	374	378	377	373	378
Weighted-average number of shares - diluted	386	374	379	385	373	380
Earnings (loss) per share - basic	$0.68	$(0.17)	$0.44	$1.12	$(2.66)	$1.04
Earnings (loss) per share - diluted	$0.67	$(0.17)	$0.44	$1.10	$(2.66)	$1.04
__________
(a) Second quarter and first half of fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	July 31, 2021 (a)	August 1, 2020 (a)
Cash flows from operating activities:
Net income (loss)	$424	$(994)
Depreciation and amortization	244	256
Impairment of operating lease assets	6	361
Impairment of store assets	1	127
Loss on extinguishment of debt	—	58
Loss on divestiture activity	59	—
Change in merchandise inventory	156	(91)
Other, net	(98)	196
Net cash provided by (used for) operating activities	792	(87)

Cash flows from investing activities:
Purchases of property and equipment	(269)	(208)
Purchases of short-term investments	(427)	(59)
Proceeds from sales and maturities of short-term investments	500	325
Net cash paid for divestiture activity	(21)	—
Other	—	2
Net cash provided by (used for) investing activities	(217)	60

Cash flows from financing activities:
Proceeds from revolving credit facility	—	500
Payments for revolving credit facility	—	(500)
Proceeds from issuance of long-term debt	—	2,250
Payments to extinguish debt	—	(1,307)
Payments for debt issuance costs	—	(61)
Proceeds from issuances under share-based compensation plans	41	12
Withholding tax payments related to vesting of stock units	(32)	(8)
Repurchases of common stock	(55)	—
Cash dividends paid	(137)	—
Net cash provided by (used for) financing activities	(183)	886

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(1)	1
Net increase in cash, cash equivalents, and restricted cash	391	860
Cash, cash equivalents, and restricted cash at beginning of period	2,016	1,381
Cash, cash equivalents, and restricted cash at end of period	$2,407	$2,241
__________
(a) For the twenty-six weeks ended July 31, 2021 and August 1, 2020, total cash, cash equivalents, and restricted cash includes $32 million and $53 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	July 31, 2021	August 1, 2020
Net cash provided by (used for) operating activities	$792	$(87)
Less: Purchases of property and equipment	(269)	(208)
Free cash flow	$523	$(295)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of a loss on divestiture activity and strategic changes related to our operating model in Europe. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Income Taxes	Net Income	Earnings per Share - Diluted (c)
($ in millions) 13 Weeks Ended July 31, 2021
GAAP metrics, as reported	$1,414	33.6%	$409	9.7%	$101	$258	$0.67
Adjustments for:
Strategic actions in Europe (a)	(16)	(0.4)%	16	0.4%	4	12	0.03
Loss on divestiture activity (b)	(3)	(0.1)%	3	0.1%	1	2	0.01
Non-GAAP metrics	$1,395	33.1%	$428	10.2%	$106	$272	$0.70
__________
(a) Represents the impact of costs related to the decision to close stores in the United Kingdom and Ireland. These costs primarily include employee related costs.
(b) Represents the impact of the loss on divestiture activity for the Janie and Jack and Intermix brands.
(c) Earnings per share was computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2019
The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of separation-related costs, specialty fleet restructuring costs, and the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the Tax Cuts and Jobs Act of 2017 ("TCJA"). Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales (d)	Operating Income	Operating Margin (d)	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended August 3, 2019
GAAP metrics, as reported	$1,274	31.8%	$282	7.0%	$0.44
Adjustments for:
Separation-related costs (a)	(38)	(0.9)%	38	0.9%	0.08
Specialty fleet restructuring costs (b)	(14)	(0.3)%	14	0.3%	0.03
U.S. federal tax reform adjustment (c)	—	—%	—	—%	0.08
Non-GAAP metrics	$1,222	30.5%	$334	8.3%	$0.63
__________
(a) Represents the impact of costs related to the Old Navy spin-off transaction that was subsequently cancelled. Separation-related amounts primarily consists of costs associated with information technology and fees for consulting and advisory services.
(b) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.
(c) Represents the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA.
(d) Operating expense as a percentage of net sales and operating margin were computed individually for each line item; therefore, the sum of the percentages may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2021
Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2021 is provided to enhance visibility into the Company's expected underlying results for the period excluding the expected impact of strategic changes to the operating model in Europe and the loss on divestiture activity for the Janie and Jack and Intermix brands. Future expected costs related to Europe primarily include employee-related costs and lease-related costs. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 29, 2022
	Low End	High End
Expected earnings per share - diluted	$1.90	$2.05
Add: Estimated impact of strategic actions and divestiture activity (a)	0.26	0.26
Less: Estimated incremental tax benefit (b)	(0.06)	(0.06)
Expected adjusted earnings per share - diluted	$2.10	$2.25
__________
(a) Represents the earnings per share impact, calculated net of tax at the adjusted effective tax rate, of estimated costs related to strategic changes to our operating model in Europe and the loss on divestiture activity for the Janie and Jack and Intermix brands. Future expected costs related to Europe primarily include employee-related costs and lease-related costs.
(b) Represents the incremental tax benefit related to divestiture activity.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter net sales for the fiscal years 2021, 2020, and 2019 (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended July 31, 2021
U.S. (1)	$2,177	$615	$428	$340	$11	$3,571
Canada	191	79	43	—	—	313
Europe	—	116	1	1	—	118
Asia	—	135	19	—	—	154
Other regions	22	29	4	—	—	55
Total	$2,390	$974	$495	$341	$11	$4,211
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended August 1, 2020
U.S. (1)	$1,726	$473	$236	$267	$61	$2,763
Canada	145	63	27	—	—	235
Europe	—	70	2	—	—	72
Asia	2	158	14	—	—	174
Other regions	8	19	4	—	—	31
Total	$1,881	$783	$283	$267	$61	$3,275
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (4)	Athleta (2)	Other (5)	Total
13 Weeks Ended August 3, 2019
U.S. (1)	$1,794	$645	$530	$252	$79	$3,300
Canada	148	85	53	—	—	286
Europe	—	131	4	—	—	135
Asia	11	201	23	—	—	235
Other regions	19	24	6	—	—	49
Total	$1,972	$1,086	$616	$252	$79	$4,005
__________
(1) U.S. includes the United States, Puerto Rico, and Guam.
(2) Previously, net sales for the Athleta brand were grouped within the "Other" column. Beginning in fiscal 2021, we have made a change for all periods presented to break out Athleta net sales into its own column.
(3) The "Other" column primarily consists of net sales for the Intermix and Janie and Jack brands, as well as sales from the business-to-business program. The sale of Janie and Jack was completed on April 8, 2021. The sale of Intermix was completed on May 21, 2021. Net sales for the thirteen weeks ended August 1, 2020 also included net sales for the Hill City brand, which was closed in January 2021.
(4) Banana Republic Global fiscal year 2019 net sales include the Janie and Jack brand beginning March 4, 2019.
(5) Primarily consists of net sales for the Intermix and Hill City brands as well as a portion of income related to our credit card agreement.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 30, 2021	26 Weeks Ended July 31, 2021		July 31, 2021
	Store Locations	Store Locations Opened	Store Locations Closed (1)	Store Locations	Square Feet (millions)

Old Navy North America	1,220	30	5	1,245	20.0
Gap North America	556	1	15	542	5.7
Gap Asia	340	9	10	339	2.9
Gap Europe	117	1	28	90	0.7
Banana Republic North America	471	1	11	461	3.9
Banana Republic Asia	47	3	2	48	0.2
Athleta North America	199	13	—	212	0.9
Intermix North America (2)	31	—	—	—	—
Janie and Jack North America (2)	119	—	—	—	—
Company-operated stores total	3,100	58	71	2,937	34.3
Franchise	615	40	98	557	N/A
Total	3,715	98	169	3,494	34.3
__________
(1) Represents stores that have been permanently closed.
(2) On May 21, 2021, the Company completed the sale of the Intermix brand. The 31 stores sold are not included as store closures or in the ending balance for fiscal 2021. On April 8, 2021, the Company completed the sale of the Janie and Jack brand. The 119 stores sold are not included as store closures or in the ending balance for fiscal 2021.